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                                                                    EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575
                                                                    NEWS RELEASE

Contact:     William R. Council, III
             Chief Executive Officer


        ADVOCAT ANNOUNCES REDUCED JUDGMENT IN ARKANSAS SUPREME COURT CASE

FRANKLIN, Tenn. - (May 1, 2003) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that the Arkansas Supreme Court issued a decision in the case of Advocat v. Sauer, case number 02-189, on the Company's appeal of a verdict in the previously announced professional liability lawsuit against the Company totaling $78.425 million in Mena, Arkansas. The Arkansas Supreme Court remits $10 million of compensatory damages and $42 million of punitive damages, resulting in a total judgment of $26.425 million. The plaintiffs have 18 days to accept the reduced judgment. Otherwise, the case will be reversed and remanded for a new trial. The Company has not yet made any decision regarding whether it will seek to obtain review of the opinion by the United States Supreme Court or take other available legal action with respect to this case.

"We are disappointed that the judgment wasn't reversed and remanded for a new trial," said William R. Council, Chief Executive Officer. "However, if the reduced judgment is accepted by the Plaintiffs, we believe that the judgment amount is within our insurance coverage."


Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 10 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc